Exhibit 99.1

TTEC’s Board of Directors Declared an Increase in the Semi-Annual Cash Dividend

DENVER, February 22, 2019 — TTEC Holdings, Inc. (NASDAQ: TTEC), a leading global customer experience technology and services provider focused on the design, implementation and delivery of transformative solutions for many of the world’s most iconic and disruptive brands, today announced that on February 21, 2019 its Board of Directors declared a cash dividend of $0.30 per common share to be paid on April 18, 2019 to shareholders of record as of March 28, 2019. This semi-annual dividend represents an 11.1 percent increase over the dividend paid in April of last year.

About TTEC

TTEC Holdings, Inc. (NASDAQ: TTEC) is a leading global customer experience technology and services provider focused on the design, implementation and delivery of transformative customer experience for many of the world’s most iconic and disruptive brands. The Company delivers outcome-based customer engagement solutions through TTEC Digital, its digital consultancy that designs and builds human centric, tech-enabled, insight-driven customer experience solutions for clients and TTEC Engage, its delivery center of excellence, that operates customer acquisition, care, growth and digital trust and safety services. Founded in 1982, the Company’s 49,700 employees operate on six continents across the globe and live by a set of customer-focused values that guide relationships with clients, their customers, and each other. To learn more about how TTEC is bringing humanity to the customer experience, visit www.ttec.com.

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Investor Contact	Media Contact	Address	Contact
Paul Miller	Olivia Griner	9197 South Peoria Street	ttec.com
+1.303.397.8641	+1.303.397.8999	Englewood, CO 80112	+1.800.835.3832